Exhibit 4.1

FINAL FORM

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND APPLICABLE STATE SECURITIES LAWS, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR (IF REQUESTED BY THE COMPANY) TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY OR (II) RULE 144 PROMULGATED UNDER THE SECURITIES ACT.

COMMON STOCK PURCHASE WARRANT

ROOT, INC.

Tranche 1

Warrant Shares: [•]	Issuance Date: January 26, 2022

THIS COMMON STOCK PURCHASE WARRANT (this “Warrant”) certifies that, for value received, [•], or its permitted successors or assigns (the “Holder”) is entitled, upon the terms and subject to the conditions hereinafter set forth, in whole or in part, at any time on or after the Issuance Date until the later to occur of (i) 5:00 p.m. (New York City time) on the fifth (5th) anniversary of the Issuance Date and (ii) the date on which all obligations under the Credit Agreement are repaid in full in cash and all commitments terminated thereunder, unless earlier terminated as provided herein (the “Termination Date”) but not thereafter, to subscribe for and purchase from Root, Inc., a Delaware corporation (the “Company”), subject to the satisfaction of the Conditions to Exercise, [•] shares (as subject to adjustment hereunder, the “Warrant Shares”) of Class A Common Stock, which represents the number of shares of Common Stock that would constitute [•]% of all issued and outstanding shares of Common Stock on a Fully Diluted basis as of the Issuance Date, assuming that the Holder has exercised this Warrant in full on a cash basis. The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b) below.

Section 1. Definitions. In addition to the terms defined elsewhere in this Warrant, the following terms have the meanings indicated in this Section 1:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Cap” means 19.99% of all issued and outstanding shares of Class A Common Stock on a Fully Diluted basis as of the Issuance Date.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company.

“Class A Common Stock” means the Class A common stock of the Company, par value $0.0001.

“Class B Common Stock” means the Class B common stock of the Company, par value $0.0001.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Class A Common Stock and the Class B Common Stock.

“Company Sale” means any merger, consolidation, or other business combination of the Company with an entity that is not an Affiliate of the Company that results in the stockholders of the Company immediately prior to such transaction being the beneficial owners of less than 50% of the outstanding equity securities of the successor or surviving company.

“Conditions to Exercise” means that each of the following conditions have been met: (i) if the exercise of this Warrant would cause the Holder, directly or indirectly, to acquire “control” of the Company’s insurance company subsidiaries under applicable Law, (a) the receipt of approval from the Delaware Insurance Commissioner of a Form A Filing and Pre-Acquisition Application pursuant to Delaware Insurance Code section 5003, or approval from the Delaware Insurance Commissioner of a disclaimer of affiliation, (b) the receipt of approval from the Ohio Director of Insurance of a Form A Filing pursuant to Ohio Insurance Code section 3901.321, or approval from the Ohio Director of Insurance of a disclaimer of affiliation and (c) any other consent, waiver or approval of any Governmental Authority that regulates insurance that is required by applicable Law; (ii) any required waiting period applicable to the Investment under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (and the rules and regulations promulgated thereunder) (the “HSR Act”), and any agreement between the parties, on the one hand, and the United States

Department of Justice or the United States Federal Trade Commission, on the other hand, that prohibits the consummation of the Investment, shall have been terminated or shall have expired; and (iii) upon exercise of this Warrant, the aggregate number of shares of Common Stock the Company shall have issued under all Holder Warrants does not exceed the Cap; provided, that the Cap may be exceeded in the event the Company obtains the approval of its stockholders as required by applicable rules of the Trading Market for issuances of shares of Common Stock (or Warrants to purchase Common Stock) in excess of the Cap.

“Convertible Security” means evidences of indebtedness, shares of stock, rights or other securities (including, but not limited to options, warrants, and other rights for the purchase or other acquisition of Common Stock) which are directly or indirectly convertible, exercisable or exchangeable, with or without payment of additional consideration in cash or property, for shares of Common Stock, either immediately or upon the onset of a specified date or the happening of a specified event.

“Credit Agreement” means that certain Term Loan Agreement, dated January 26, 2022, by and among Caret Holdings, Inc., as borrower, the Company, as holdings, the other loan parties from time to time party thereto, Acquiom Agency Services LLC, as administrative agent, and the lenders from time to time party thereto, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Ex-Dividend Date” means the first date on which shares of the Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Company or, if applicable, from the seller of Class A Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Fair Market Value” means, as of any particular date (i) the closing sales price per share of the Class A Common Stock for such date on the Trading Market on which the Class A Common Stock is at the time be listed, (ii) if there have been no sales of the Class A Common Stock on such Trading Market on any such date, the average of the highest bid and lowest asked prices for the Class A Common Stock on the Trading Market at the end of such date, (iii) if on any such day the Class A Common Stock is not listed on a national securities exchange, the closing sales price of the Common Stock as quoted on the OTC for such date, (iv) if there have been no sales of the Class A Common Stock on the OTC on such date, the average of the highest bid and lowest asked prices for the Class A Common Stock quoted on the OTC at the end of such date or (v) if at any time the Class A Common Stock is not listed on any domestic securities exchange or quoted on the OTC, the fair market value per share as determined in good faith by the Board of Directors; provided, with respect to clause (v) the Holder is entitled to object to the fair market value per share determined by the Board of Directors and require, at the Company’s sole expense, such determination to be made by a nationally recognized investment banking, accounting or valuation firm that is reasonably acceptable to the Board of Directors.

“Fully Diluted” means, with respect to the Common Stock, as of a particular time the total outstanding shares of Common Stock as of such time, determined by treating all outstanding Convertible Securities (regardless of whether such Convertible Securities are at such time exercisable, convertible or exchangeable) as having been exercised, converted or exchanged (including the exercise, conversion or exchange of Convertible Securities underlying any such Convertible Securities, giving effect to any applicable caps on conversion).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Holder Warrants” means the Tranche 1 Warrants and the Tranche 2 Warrants.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, other requirement or rule of law of any Governmental Authority.

“Loan Documents” has the meaning given thereto in the Credit Agreement.

“Loans” has the meaning given thereto in the Credit Agreement.

“Observer Letter” means that certain letter agreement, dated January 26, 2022, by and among the Company and the Holder’s Affiliate, relating to board observer rights entered into in connection with the Credit Agreement.

“OTC” means the Financial Industry Regulatory Authority OTC Bulletin Board electronic interdealer quotation system, the OTC Markets Group Inc. electronic interdealer quotation system, including OTCQX, OTCQB and OTC Pink, or any similar quotation system or association.

“Party” means either Company or Holder, as applicable.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated January 26, 2022, by and between the Company, the Holder and the other “Holders” (as defined therein) that are party thereto, as it may be amended, supplemented or otherwise modified from time to time.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Trading Day” means a day on which the Trading Market is open for trading. If the Class A Common Stock is not listed on any Trading Market, then “Trading Day” means “Business Day.”

“Trading Market” means the Nasdaq Global Select Market or the market or exchange on which the Common Stock is listed or quoted for trading on the date in question.

“Tranche 1 Warrants” mean the warrants designated as Tranche 1 issued by the Company on the Issuance Date, including this Warrant.

“Tranche 2 Warrants” mean any warrants designated as Tranche 2 issued by the Company pursuant to the Credit Agreement.

“Transfer” means to, directly or indirectly, (i) sell, offer to sell, contract to sell, sell or grant any option, right or warrant to purchase, purchase or acquire any option to sell, or otherwise dispose or transfer any security or (ii) enter into any total-return swap, derivative or any other similar agreement or any similar transaction that transfers, in whole or in part, directly or indirectly, the economic consequences of ownership of such securities, whether any such swap, derivative or other similar transaction is to be settled by delivery of reference securities, other securities, in cash or otherwise.

“Transfer Agent” means the Company and any successor transfer agent of the Company.

Section 2. Exercise.

(a) Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time on or after the Issuance Date and on or before the Termination Date, in each case subject to the satisfaction of the Conditions to Exercise, by delivery to the Company of a duly executed PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form annexed hereto (the “Notice of Exercise”). Within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined in Section 2(c)(i) herein) following the date of exercise as aforesaid, the Holder shall deliver the aggregate Exercise Price for the Warrant Shares specified in the applicable Notice of Exercise in the form determined by the Company pursuant to Section 2(b) unless the purchase shall be consummated pursuant to a Cashless Exercise. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and this Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date on which the final Notice of Exercise is delivered to the Company; provided, however, that the Holder may surrender this Warrant and receive a new Warrant pursuant to Section 2(c)(ii) hereof. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within two Business Day of receipt of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof. If a filing or clearance is required to satisfy any Condition to Exercise with respect to any exercise of this Warrant, (i) the Termination Date with respect to such Warrant shall be extended until such Condition to Exercise is satisfied and (ii) the Holder and the Company shall cooperate and provide any information reasonably required in connection therewith and use their commercially reasonable efforts to make such filings promptly and to seek consent, approval, early termination or clearance (as applicable) as promptly as practicable; provided, however, that the Holder may revoke the applicable Notice of Exercise at any time that a Condition to Exercise remains unsatisfied. Subject to applicable law or regulation, the exercisability of this Warrant shall not preclude the Holder from electing, in its sole discretion, to exercise or convert any other right, option, warrant, convertible stock or other security of the Company (and the exercisability of such other right, option, warrant, convertible stock or other security of the Company shall not preclude the Holder from exercising this Warrant).

(b) Exercise Price. The exercise price per share of the Common Stock under this Warrant shall be $9.00 per share, subject to adjustment hereunder (the “Exercise Price”). The Exercise Price shall be payable by a cash payment to the Company of the Exercise Price by wire transfer of immediately available funds to an account designated in writing by the Company; provided, however, that the Company may cause the Holder to receive, or the Holder may elect to receive, upon such exercise the “net number” of shares of Common Stock, where the Company will withhold a number of Warrant Shares (subject to Section 2(c)(v) hereof) then issuable upon exercise of this Warrant with an aggregate Fair Market Value as of the date of the Notice of Exercise equal to such Exercise Price (a “Cashless Exercise”).

(c) Mechanics of Exercise.

(i) Delivery of Warrant Shares Upon Exercise. The Company shall cause the Warrant Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder by book entry position, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise by the date that is the earlier of (i) two (2) Trading Days after the delivery to the Company of the Notice of Exercise, and (ii) the number of Trading Days comprising the Standard Settlement Period after the delivery to the Company of the Notice of Exercise (such date, the “Warrant Share Delivery Date”). Upon delivery of the Notice of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares, provided that payment of the aggregate Exercise Price is received within the earlier of (i) two (2) Trading Days after delivery to the Company of the Notice of Exercise and (ii) the number of Trading Days comprising the Standard Settlement Period following delivery of the Notice of Exercise. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Exercise. In no event shall the Company be required to deliver any Warrant Shares prior to receipt of the aggregate Exercise Price in respect of such Warrant Shares, unless the purchase shall be consummated via a Cashless Exercise.

(ii) Delivery of New Warrant Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant at any time prior to the expiration of this Warrant, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

(iii) Rescission Rights. Subject to the last sentence of clause (i) above, if the Company fails to deliver to the Holder the Warrant Shares pursuant to Section 2(c)(i) by the Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise.

(iv) Conditional Exercise. Notwithstanding the foregoing, if an exercise of all or any portion of this Warrant is to be made in connection with a Fundamental Transaction, such exercise may, at the election of the Holder, be conditioned upon the consummation of such Fundamental Transaction. If the exercise of this Warrant is conditioned upon the consummation of a Fundamental Transaction, the Warrant Share Delivery Date shall be the date of such consummation and such exercise shall be deemed to be effective immediately prior to such consummation.

(v) No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

(vi) Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares.

Section 3. Certain Adjustments.

(a) Adjustments.

(i) Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Warrant), (ii) subdivides (including by way of stock split) outstanding shares of Common Stock into a larger number of shares, or (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(ii) Issuance of Rights, Options or Warrants. If the Company issues to all of the record holders of its Class A Common Stock any rights, options or warrants entitling them, to subscribe for or purchase shares of the Common Stock (the “Purchase Rights”) at a price per share that is less than the average of the Fair Market Value of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, then the Exercise Price shall be decreased based on the following formula:

EP1 = EP0 x ((OS0 + Y) ÷ (OS0 + X))

where,

“EP0” means the Exercise Price in effect immediately prior to the open of business on the Ex-Dividend Date for such issuance;

“EP1” means the Exercise Price in effect immediately after the open of business on such Ex-Dividend Date;

“OS0” means the number of shares of Common Stock outstanding immediately prior to the open of business on the Ex-Dividend Date for such issuance;

“X” means the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

“Y” means the number of shares of Common Stock equal to (i) the aggregate price payable to exercise such rights, options or warrants, divided by (ii) the average of the Fair Market Value of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance.

Any decrease pursuant to this Section 3(a)(ii) shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the Ex-Dividend Date for such issuance. To the extent that shares of the Common Stock are not delivered after the expiration of such rights, options or warrants, the Exchange Price shall be increased to the Exchange Price that would then be in effect had the decrease in the exercise price been calculated on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so issued, the Exchange Price shall be increased to the Exchange Rate that would then be in effect if such Ex-Dividend Date for such issuance had not occurred.

For purposes of this Section 3(a)(ii), in determining whether any rights, options or warrants entitle the holders of Common Stock to subscribe for or purchase shares of the Common Stock at a price per share that is less than such average of the Fair Market Value of the Common Stock for the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors in good faith.

(iii) Distribution Transactions. If the Company distributes shares of its capital stock, evidences of its indebtedness, other assets or property or rights, options or warrants to acquire its Common Stock or other securities, to all holders of record of the Class A Common Stock, excluding (a) dividends, distributions or issuances as to which an adjustment was effected pursuant to Section 3(a)(i) or Section 3(a)(ii), (b) dividends or distributions paid exclusively in cash (subject to Section 3(a)(iv)), (c) distributions in a transaction described in Section 3(b); and (d) Spin-Offs as to which the provisions set forth below in the second paragraph of this Section 3(a)(iii) shall apply (any of such shares of capital stock, evidences of indebtedness, other assets or property or rights, options or warrants to acquire capital stock or other securities of the Company, the “Distributed Property”), then the Exercise Price shall be decreased based on the following formula:

EP1 = EP0 x ((SP0 - FMV) ÷ SP0)

where,

“EP0” means the Exercise Price in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

“EP1” means the Exercise Price in effect immediately after the open of business on such Ex-Dividend Date;

“SP0” means the average Fair Market Value of the Class A Common Stock over the 10 consecutive Trading-Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

“FMV” means the fair market value (as determined by the Board of Directors) of the Distributed Property distributed with respect to each outstanding share of the Class A Common Stock on the Ex-Dividend Date for such distribution.

Any decrease made under the portion of this Section 3(a)(iii) above shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. If such dividend or distribution is not so paid, the Exercise Price shall be reset, effective as of the date the Board of Directors determines not to make or pay such dividend or distribution, to be the Exercise Price that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if the “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing decrease, the Holder of this Warrant shall receive at the same time and upon the same terms as holders of the Common Stock receive the Distributed Property, the amount and kind of Distributed Property such Holder would have received if such Holder had exercised this Warrant in full prior the distribution. If the Board of Directors determines the “FMV” (as defined above) of any distribution for purposes of this Section 3(a)(iii) by reference to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the Fair Market Value of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution. If the Company issues rights, options or warrants that are only exercisable upon the occurrence of certain triggering events, then the Company will not adjust the Exercise Price pursuant to the foregoing in this Section 3(a)(iii) until the earliest of these triggering events occurs, and the Company will readjust the Exercise Price to the extent any of these rights, options or warrants are not exercised before they expire; provided that the rights, options or warrants trade together with the Class A Common Stock and will be issued in respect of future issuances of the shares of the Class A Common Stock.

With respect to an adjustment pursuant to this Section 3(a)(iii) where there has been a payment of a dividend or other distribution on the Class A Common Stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of the Company, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Exercise Price shall be decreased based on the following formula:

EP1 = EP0 x (MP0 ÷ (FMV + MP0))

where,

“EP0” means the Exercise Price in effect immediately prior to the close of business on the Effective Date of the Spin-Off;

“EP1” means the Exercise Price in effect immediately after the close of business on the Effective Date of the Spin-Off;

“FMV” means the average Fair Market Value of the capital stock or similar equity interest distributed to holders of the Class A Common Stock applicable to one share of the Common Stock (determined by reference to the definition of Fair Market Value as if references therein to Common Stock were to such capital stock or similar equity interest) over the first 10 consecutive Trading Day period after, and including, the first day that the Spin-Off stock begins trading regular-way (the “Valuation Period”); and

“MP0” means the average Fair Market Value of the Class A Common Stock over the Valuation Period.

The adjustment to the Exercise Price under the preceding paragraph will be calculated as of the open of business on the last Trading Day of the Valuation Period, but shall be given effect as of the close of business on the Effective Date of the Spin-Off. If the Warrant Share Delivery Date occurs during the related Valuation Period, the Company will pay or deliver, as the case may be, the cash, shares of its Class A Common Stock or a combination of cash and shares of its Common Stock, if any, on the third Business Day immediately following the last day of the Valuation Period, and the Person in whose name any shares of Class A Common Stock delivered upon conversion is registered shall be treated as a stockholder of record as of the close of business on the last Trading Day of the Valuation Period. If any distribution of the type described in this Section 3(a)(iii) is declared but not so made, the conversion rate shall be immediately readjusted, effective as of the date the Board of Directors or a committee thereof determines not to make such distribution, to the conversion rate that would then be in effect if such distribution had not been declared.

(iv) Cash Dividends. If any cash dividend or distribution is made to all holders of record of the Class A Common Stock, the Exercise Price shall be decreased based on the following formula:

EP1 = EP0 x ((SP0 - C) ÷ SP0)

where,

“EP0” means the Exercise Price in effect immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution;

“EP1” means the Exercise Price in effect immediately after the open of business on such Ex-Dividend Date;

“SP0” means the average Fair Market Value of the Class A Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and

“C” means the amount in cash per share the Company distributes to all or substantially all holders of its Class A Common Stock.

Any decrease pursuant to this Section 3(a)(iv) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution. If such dividend or distribution is not so paid, the Exercise Price shall be increased, effective as of the date the Board of Directors determines not to make or pay such dividend or distribution, to be the Exercise Price that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing decrease, the Holder of this Warrant shall receive, at the same time and upon the same terms as holders of shares of the Class A Common Stock, the amount of cash that such Holder would have received if such Holder had exercised this Warrant in full prior the dividend or distribution.

(b) Fundamental Transaction. If, at any time while this Warrant is outstanding, subject to Section 3(d)(ii), (i) a Company Sale occurs or (ii) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder in its sole discretion, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction. For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Class A Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 3(b) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Class A Common Stock acquirable and receivable upon exercise of this Warrant prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Class A Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein. Notwithstanding the foregoing, in the event that the Company elects to provide the Holder with a Sale Notice for a proposed Company Sale that would otherwise be considered a Fundamental Transaction, as described below in Section 3(d)(ii), this Section 3(b) shall not apply to such proposed Company Sale.

(c) Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

(d) Notice to Holder.

(i) Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Holder by email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

(ii) Sale Notice. Notwithstanding anything to the contrary set forth in this Warrant, in the event of a proposed Company Sale, the Company may elect to give written notice to the Holder of the proposed Company Sale and treatment of this Warrant under this Section 3(d)(ii) (a “Sale Notice”). If provided, the Sale Notice will include the definitive agreement relating to the Company Sale unless the Company is contractually prohibited from providing a copy of such draft, in which case the Sale Notice will include a description of the material terms of the proposed Company Sale in reasonable detail. The Sale Notice, if elected to be provided by the Company, shall be provided no less than fifteen (15) Business Days prior to the anticipated closing date of the Company Sale and shall specify that the exercise in connection therewith shall be a Cashless Exercise unless the Company and Holder have agreed in writing that such Holder will pay in cash the aggregate Exercise Price with respect to such exercise in lieu of Cashless Exercise. If the Company has delivered such Sale Notice, this Warrant shall be automatically deemed exercised immediately prior to the closing date of the Company Sale; provided, however, if (a) the Conditions to Exercise have not been satisfied as of the date of the Sale Notice or (b) the calculations pursuant to Cashless Exercise would not result in an obligation to deliver any Warrant Shares to the Holder, then, in each case, this Warrant shall be deemed terminated without payment as of the date of the Sale Notice and the Holder shall have no further rights with respect thereto. Section 3(b) shall not apply in the event of a Sale Notice is delivered with respect to a Company Sale that would otherwise be considered a Fundamental Transaction.

(iii) Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock (other than a regular dividend that is publicly announced in advance), (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by email to the Holder at its last email address as it shall appear upon the Warrant Register of the Company, at least ten (10) calendar days prior to the applicable record or effective date hereinafter specified, a notice (unless such information is filed with the Commission, in which case a notice shall not be required) stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 4. Transfer of Warrant.

(a) Transferability. Subject to any restrictions on transfer referred to in the legend endorsed hereon, the Holder may directly or indirectly Transfer all, but not less than all, of this Warrant to any Person without the consent of the Company; provided that the Company shall not request an opinion of counsel with respect to any Transfer of this Warrant by the Holder to one or more of its Affiliates. Upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney, this Warrant may be Transferred. No purported Transfer of this Warrant will be effective if a purpose or effect of such purported Transfer is to circumvent the provisions of the Certificate of Incorporation or this Warrant. The Holder shall, prior to or concurrently with any Transfer of a Warrant, pay funds sufficient to pay any transfer taxes or other governmental charges arising from the making of such Transfer.

(b) New Warrants. In connection with any Transfer, (i) this Warrant may be Transferred in full or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney and (ii) the Company shall promptly execute and deliver a new Warrant or Warrants in exchange for this Warrant or Warrants to be Transferred in full or combined in accordance with such notice. All Warrants issued in connection with Transfers or exchanges shall be dated the initial Issuance Date set forth on the first page of this Warrant and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto. The Company agrees to cooperate with the Holder in connection with any Transfer and to use, and to cause its agents to use, reasonable best efforts to execute and deliver the new Warrant or Warrants contemplated by this Section 4(b) within no more than five Business Days after the Holder’s notification.

(c) Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

Section 5. Registration Rights. Upon and after the Issuance Date, Holder shall have registration rights as set forth in the Registration Rights Agreement.

Section 6. Miscellaneous.

(a) Authority. The Company has all necessary authority to issue, execute and deliver this Warrant and to perform its obligations hereunder. This Warrant has been duly authorized issued, executed and delivered by the Company and is the valid and binding obligation of the Company, enforceable in accordance with its terms.

(b) No Conflicts. The issuance, execution and delivery of this Warrant do not (i) violate or contravene the Company’s Certificate of Incorporation or bylaws, or any law, statute, regulation, rule, judgment or order applicable to the Company, (ii) violate, contravene or result in a breach or default under any contract, agreement or instrument to which the Company is a party or by which the Company or any of its assets are bound or (iii) require the consent or approval of or the filing of any notice or registration with any person or entity.

(c) Accredited Investor. The Holder represents and warrants that (i) it is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act and was not organized for the purposes of acquiring the Warrant or the Warrant Shares or (ii) it is not a US Person as defined in Regulation S under the Securities Act and it will not exercise the Warrant on behalf of a US Person. The Holder’s financial condition is such that it is able to bear the risk of holding this Warrant or the Warrant Shares (as applicable) for an indefinite period of time and the risk of loss of its entire investment. The Holder has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of investment in the Company.

(d) No Rights as Stockholder Until Exercise. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the date that is two (2) Trading Days after the delivery to the Company of the Notice of Exercise as set forth in Section 2(c)(i).

(e) Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which shall not include the posting of any bond), and upon surrender and cancellation of this Warrant, if mutilated, the Company will make and deliver a new Warrant of like tenor and dated as of such cancellation, in lieu of such Warrant.

(f) Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.

(g) Authorized Shares. The Company covenants that, during the period this Warrant is outstanding, it will reserve from its authorized and unissued Class A Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant, and, in the event the Holder becomes entitled to receive any other equity security of the Company (or security convertible into any other equity security of the Company) upon exercise of this Warrant, the Company will reserve a sufficient number of authorized but unissued shares of such equity securities to provide for the issuance of such equity securities upon exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Class A Common Stock may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

Except and to the extent waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant, (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant, (iv) will not create a new class of common stock of the Company, and (v) the Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

(h) Governing Law. This Warrant, and all claims or causes of action (whether in contract, tort, statute or otherwise) that may be based upon, arising out of or relating to this Warrant or any of the transactions contemplated hereby or the negotiation, execution or performance of this Warrant (including any claim or cause of action based upon, arising out of or relating to any representation or warranty made in or in connection with this Warrant or as an inducement to enter into this Warrant), shall be governed by and construed in accordance with the internal laws of the State of Delaware, including its statute of limitations, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. Each of the parties hereto agrees, with respect to any action arising out of or relating to this Warrant or the transactions contemplated hereby, (i) to submit to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware, (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the federal court of the United States of America sitting in Delaware, and appellate courts thereof, or, if (and only if) each of such Court of Chancery for the State of Delaware and such federal court finds it lacks subject matter jurisdiction, any state court within the State of Delaware. Service of process, summons, notice or document to any party’s address and in the manner set forth in this Section 6(h) shall be effective service of process for any such action.

(i) Restrictions and Removal of Restrictive Legend. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, will have restrictions upon resale imposed by state and federal securities laws. To the extent the Holder seeks to transfer this Warrant pursuant to Section 4 herein or seeks to transfer any Warrant Shares obtained hereunder, upon the written request of the Holder, the restrictive legend endorsed hereon or any restrictive legend endorsed or notated in book entry with respect to the Warrant Shares shall be removed and the Company shall issue an equivalent Warrant or an equivalent number of Warrant Shares without such restrictive legends to the Holder if (i) such Warrant or Warrant Shares are registered for resale under the Securities Act or (ii) such Warrant or Warrant Shares are eligible for sale without restriction under Rule 144(d)(1). Following the earlier of (x) the effective date of a registration statement filed pursuant to the Securities Act that includes such Warrant Shares or (y) this Warrant or the Warrant Shares becoming eligible for sale without restriction under Rule 144(d)(1), the Company, upon the written request of the Holder, shall instruct its transfer agent to remove the restrictive legend from such Holder’s Warrant or Warrant Shares and shall cause its counsel to issue any legend removal opinion required by the transfer agent. Any fees (with respect to the transfer agent, the Company’s counsel or otherwise) associated with the issuance of such opinion or the removal of such legend shall be borne by the Company. If a legend is no longer required pursuant to the foregoing, the Company will no later than three (3) Business Days following the delivery by Holder to the Company or the transfer agent (with notice to the Company) of a legended certificate or instrument representing such Warrant or Warrant Shares (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer) deliver or cause to be delivered to the Holder an equivalent Warrant or Warrant Shares (as the case may be) representing such Warrant or Warrant Shares that is free from all restrictive legends. The Company may not make any notation on its records or give instructions to the transfer agent that enlarge the restrictions on transfer set forth in this Warrant.

(j) Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. Without limiting any other provision of this Warrant, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

(k) Tax Treatment of the Warrant. The Company and the Holder agree (i) that the Loans and the Holder Warrants together constitute an “investment unit” for purposes of Section 1273(c)(2) of the Code, (ii) that the allocation of the issue price of such investment unit among the Loans and the Holder Warrants in accordance with Section 1273(c)(2) of the Code and U.S. Treasury Regulation Section 1.1273-2(h) shall be determined in accordance with Section 2.21(i) of the Credit Agreement and (iii) not to take any actions inconsistent with such allocation, except as otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

(l) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Exercise, shall be in writing and delivered personally or e-mail, or sent by a nationally recognized overnight courier service, addressed to the Company, at 80 E. Rich Street, Suite 500, Columbus, OH 43215, Attention: Jon Allison, General Counsel, email address: legal@joinroot.com, or such other email address or address as the Company may specify for such purposes by notice to the Holder. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by e-mail, or sent by a nationally recognized overnight courier service addressed to the Holder at the e-mail address or address of the Holder appearing on the books of the Company. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via e-mail at the e-mail address set forth in this Section 6(l) prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via e-mail at the e-mail address set forth in this Section 6(l) on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the Party to whom such notice is required to be given.

(m) Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Class A Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

(n) Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

(o) Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

(p) Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

(q) Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

(r) Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

(s) Entire Agreement. This Agreement, the Registration Rights Agreement, the Observer Letter and the Loan Documents constitute the entire agreement between the parties with respect to the subject matter hereof and supersede (i) all prior oral or written proposals or agreements, (ii) all contemporaneous oral proposals or agreements, and (iii) all previous negotiations and all other communications or understandings between the parties, in each case with respect to the subject matter hereof.

(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

ROOT, INC. (“Company”)

By:
Name: Daniel Rosenthal
Title: Chief Financial Officer

[Signature Page to Common Stock Purchase Warrant (Tranche 1)]

Agreed to and accepted as of the date first above indicated:

[___] (“Holder”)

By:
Name:
Title:

[Signature Page to Common Stock Purchase Warrant (Tranche 1)]

NOTICE OF EXERCISE

TO: ROOT, INC.

(1) The undersigned hereby elects to purchase __ Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form of (check applicable box)

☐ in lawful money of the United States; or

☐ the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 2(b) for a Cashless Exercise.

(3) Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below.

The undersigned hereby represents and warrants as follows:

(a) the undersigned is acquiring such shares of Common Stock for its own account for investment and not for resale or with a view to distribution thereof in violation of the Securities Act of 1933, as amended, and the regulations promulgated thereunder (the “Securities Act”); and

(b) (i) the undersigned is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act and was not organized for the purposes of acquiring the Warrant or such shares of Common Stock or (ii) the undersigned is not a US Person as defined in Regulation S under the Securities Act, and the Warrant is not being exercised on behalf of a US Person. The undersigned’s financial condition is such that it is able to bear the risk of holding such securities for an indefinite period of time and the risk of loss of its entire investment. The undersigned has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of investment in the Company.

[SIGNATURE OF HOLDER]

Name of Investing Entity:

Signature of Authorized Signatory of Investing Entity:

Name of Authorized Signatory:

Title of Authorized Signatory:

Date:

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)

Phone Number:

Email Address: